Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026
X3 Holdings Co., Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of X3 Holdings Co., Ltd. effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on February 10, 2026. On February 11, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On March 19, 2026, the hearing was held.
On March 27, 2026 the Panel reached a decision and a Decision letter was issued on March 31, 2026.
The Panel decided to suspend the Company from the Exchange.
The Company Class A Ordinary Shares were suspended on April 2, 2026.
The Staff determination to delist the Company Class A Ordinary Shares became final on May 15, 2026.